EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan of our report dated February 25, 2000, on our audits of the consolidated financial statements as of and for the year ended December 31, 1999 and for the period from May 18, 1993 (inception) through December 31, 1999 (from inception through December 31, 1999 not presented separately therein except for the consolidated statement of changes in stockholders' equity) which report is included in the annual report on Form 10-KSB/A for the year ended December 31, 2000.


/s/ Richard A. Eisner & Company, LLP

New York, New York
January 8, 2002